DUFF & PHELPS APPOINTS WILLIAM HANNIGAN
TO BOARD OF DIRECTORS

New York, NY, September 9, 2008 - Duff & Phelps Corporation (NYSE: DUF), a leading independent provider of financial advisory and investment banking services, announced today that William Hannigan has joined the company’s board of directors. Hannigan is the former president and chief operating officer of AT&T Corp. (NYSE: T), where he was responsible for AT&T’s global network, engineering, operations, sales, marketing and the AT&T Labs.

Noah Gottdiener, chairman and chief executive officer, stated, "Bill is a highly experienced and respected executive who represents an outstanding addition to our board of directors. His proven ability to implement and execute growth strategies across diverse markets, together with his overall management and strategic acumen, will benefit the company as we continue to diversify our service offerings and pursue new growth opportunities.”

Prior to his tenure at AT&T, Hannigan served as chairman and chief executive officer of Sabre Holdings (NYSE: TSG), a world leader in travel commerce, distribution and technology. By the end of his four year tenure, each of Sabre Holdings’ four companies was ranked first or second in their respective travel and technology sectors worldwide. Before joining Sabre in 1999, Hannigan held senior executive positions at SBC Communications, including president of Southwestern Bell’s $4.5 billion Business Communications Services unit. Prior to SBC he spent 13 years at Sprint and its predecessor companies.

Hannigan holds a master’s degree in business administration from the University of Colorado. He also served six years in the U.S. Navy Submarine Service where he specialized in classified communications systems and devices.

About Duff & Phelps
As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps delivers trusted advice to our clients principally in the areas of valuation, transactions, financial restructuring, dispute and taxation. Our world-class capabilities and resources, combined with an agile and responsive delivery, distinguish our clients’ experience in working with us. With more than 1,200 employees serving clients worldwide through offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services are provided by Duff & Phelps Securities, LLC. Duff & Phelps Securities Ltd. is authorized and regulated by The Financial Services Authority. For more information, visit www.duffandphelps.com. (NYSE: DUF)

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Media and Investor Relations:

Marty Dauer
+1 212 871 7700
investor.relations@duffandphelps.com